As filed with the Securities and Exchange Commission on May 2, 2017

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	23-3096839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8111 Westchester Drive, Suite 600

Dallas Texas 75225

(Address of principal executive offices, including zip code)

SECOND AMENDED AND RESTATED ENERGY TRANSFER PARTNERS, L.P. 2008 LONG-TERM INCENTIVE PLAN

ENERGY TRANSFER PARTNERS, L.P. AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Thomas E. Long

Chief Financial Officer

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas Texas 75225 (214) 981-0700

(Name, address and telephone number of agent for service)

copies to:

Michael J. Swidler Lande A. Spottswood Mike Rosenwasser Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	James M. Wright, Jr. General Counsel Energy Transfer Partners, L.L.C. 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Ryan J. Maierson Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan	Common units representing limited partner interests	12,057,712	$23.69	$285,647,197.28	$33,106.51
Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan	Common units representing limited partner interests	1,448,561	$23.69	$34,316,410.09	$3,977.27

(1)	This Registration Statement (as defined below) registers an aggregate of 13,506,273 common units representing limited partner interests (the “Common Units”) of Energy Transfer Partners, L.P., a Delaware limited partnership (the “Registrant”) that may be delivered with respect to awards under the Plans (as defined below).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment or anti-dilution provisions of the Plans.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. The price for the 13,506,273 Common Units being registered hereby is calculated on the basis of the average high and low sale prices of the Common Units as reported on the New York Stock Exchange on May 1, 2017.

EXPLANATORY NOTE

In connection with the merger (“Merger”) of SXL Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant (formerly Sunoco Logistics Partners L.P., a Delaware limited partnership, which, for purposes of clarity, was renamed Energy Transfer Partners, L.P. following the Merger), with and into Energy Transfer, L.P., a Delaware limited partnership (formerly Energy Transfer Partners, L.P., a Delaware limited partnership, which, for purposes of clarity, was renamed Energy Transfer, L.P. following the Merger and referred to herein as “ETP”), the Registrant assumed the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “2008 Plan”) and the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Plan” and, together with the 2008 Plan, the “Plans”). In connection with the Merger, awards outstanding under the Plans immediately prior to the effective time of the Merger were converted into, and will continue as, outstanding awards under the Plans, except that the number of ETP common units covered by each such converted award was adjusted to instead represent the number of Common Units equal to the number of ETP common units subject to the corresponding award multiplied by 1.50 (the exchange ratio in the Merger), rounded up to the nearest whole unit.

The Registrant is filing this Registration Statement relating to an aggregate of 13,506,273 Common Units, comprised of (i) 2,807,305 Common Units issuable pursuant to the 2008 Plan and 8,154,261 Common Units subject to converted awards previously issued thereunder, (ii) 151,393 Common Units issuable pursuant to the 2011 Plan and 1,165,480 Common Units subject to converted awards previously issued thereunder, and (iii) 1,227,834 additional Common Units registered pursuant to this Registration Statement in respect of Common Units related to an award previously granted under the Plans that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Common Units that again become available for awards under the Plans in accordance with the terms and conditions of the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Energy Transfer Partners, L.L.C., a Delaware limited liability company (the “Company”) and the general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership and, following the Merger, the general partner of the Registrant (the “General Partner”), will provide all participants in the Plans with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a).	The Registrant’s latest Annual Report on Form 10-K (File No. 001-31219), filed with the Commission on February 24, 2017;

(b).	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above;

(c).	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 27, 2017, April 26, 2017 and April 28, 2017; and

(d).	The description of the Registrant’s Common Units contained in the Registrant’s Registration Statement on Form 8-A, originally filed with the SEC on January 28, 2002, including any amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The Registrant’s partnership agreement provides that the Registrant will, to the fullest extent permitted by law but subject to the limitations expressly provided therein, indemnify and hold harmless the General Partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the General Partner or any Departing Partner, any person who is or was a member, partner, officer, director, fiduciary or trustee of the General Partner, any Departing Partner, any Group Member (as defined therein) or any affiliate of the General Partner, any Departing Partner or any Group Member, or any person who is or was serving at the request of the General Partner or any Departing Partner, or any affiliate of the General Partner or any Departing Partner, as an officer, director, member, partner, fiduciary or trustee of another person, or any person that the General Partner designates as a Partnership Indemnitee for purposes of the partnership agreement (each, a “Partnership Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee, provided that the Partnership Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Partnership Indemnitee is seeking indemnification, the Partnership Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Partnership Indemnitee’s conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Partnership Indemnitee who is indemnified pursuant to the partnership agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership prior to a determination that the Partnership Indemnitee is not entitled to be indemnified upon receipt by the partnership of any undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified under the partnership agreement. Any indemnification under these provisions will be only out of the assets of the Registrant.

The Registrant is authorized to purchase and maintain (or to reimburse the General Partner for the costs of) insurance against liabilities that may be asserted against and expenses that may be incurred by the General Partner, its affiliates and such other persons as the General Partner may determine and described in the paragraphs above in connection with their activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above. The General Partner has purchased insurance covering its officers and directors against liabilities that may be asserted and expenses that may be incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which such Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 2, 2017.

Energy Transfer Partners, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner
By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
Thomas E. Long
Chief Financial Officer

Each person whose signature appears below appoints Thomas E. Long, James M. Wright, Jr. and William J. Healy, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 2, 2017.

Name	Title

/s/ Kelcy L. Warren	Chief Executive Officer and Chairman of the Board of Directors
Kelcy L. Warren	(Principal Executive Officer)

/s/ Thomas E. Long	Chief Financial Officer
Thomas E. Long	(Principal Financial Officer)

/s/ A. Troy Sturrock	Senior Vice President and Controller
A. Troy Sturrock	(Principal Accounting Officer)

/s/ Matthew S. Ramsey	President, Chief Operating Officer and Director
Matthew S. Ramsey

/s/ David K. Skidmore	Director
David K. Skidmore

/s/ Ted Collins, Jr.	Director
Ted Collins, Jr.

/s/ Marshall S. McCrea, III	Director
Marshall S. McCrea, III

/s/ Michael K. Grimm	Director
Michael K. Grimm

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Fourth Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. (incorporated by reference to Annex C to Sunoco Logistics Partners L.P.’s Registration Statement on Form S-4 (File No. 333-215183), filed with the Commission on December 20, 2016).

4.2	Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (incorporated herein by reference to Exhibit A to Energy Transfer Partners, L.P.’s Definitive Proxy Statement on Schedule 14A (File No. 001-11727), filed with the Commission on October 24, 2014).

4.3	Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 to Energy Transfer Partners, L.P.’s Registration Statement on Form S-8 (File No. 333-203823), filed with the Commission on May 4, 2015).

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.